  Exhibits 99.1
External Investor Relations Contact: Kirin Smith PCG Advisory Group (646) 863-6519 ksmith@pcgadvisory.com	Company Investor Relations/ Media Contact: Todd Waltz (408) 213-0940 investors@aemetis.com

Aemetis, Inc. Reports First Quarter 2019 Financial Results

CUPERTINO, Calif. – May 9, 2019 - Aemetis, Inc. (NASDAQ: AMTX), an advanced renewable fuels and biochemicals company, today announced its financial results for the three months ended March 31, 2019.

Aemetis’ first quarter of 2019 included significant announcements such as the entry into the biomethane business with a project in the Central Valley of California, expansion of the India plant pretreatment capacity to 50 million gallons, and the opening of a new customer base in India. Aemetis also announced the completion of several significant funding milestones for its ultra-low carbon California cellulosic ethanol biorefinery, which is expected to add approximately $80 million of high margin revenues. Utilizing thousands of tons of waste wood from California’s Central Valley, the Aemetis cellulosic ethanol biorefinery is expected to produce the state’s lowest carbon ethanol fuel, reducing greenhouse gas emissions in the process.

Key milestones during Q1 2019 included:

●
Dairy Biomethane Digester project in Central California and $30 million of funding was announced and began the permitting and construction phase of its multi dairy renewable biomethane digester cluster.
●
Cellulosic ethanol biorefinery project received a USDA Conditional Commitment for $125 million of financing, a $12 million state tax waiver, and a $5 million state grant.
●
India plant completed pretreatment capacity expansion to 50 million gallons per year of biodiesel from low cost, high free fatty acid feedstock
●
Approval for $50 million of low cost EB-5 funding by the USCIS for the Aemetis Cellulosic Ethanol project.
●
India plant expands customer base with sales of biodiesel to retail fuel stations and government-owned oil companies.

Today, Aemetis will host an earnings review call at 11:00 am Pacific (PT). For details on the call, visit: http://www.aemetis.com/investors/conference-calls/.

Financial Results for the Three Months Ended March 31, 2019

Revenues during the first quarter of 2019 were $41.9 million, compared to $43.0 million for the first quarter of 2018. North America increased the volume of ethanol sold from 16.1 million gallons to 16.2 million gallons, which was offset by a softening price from $1.76 per gallon to $1.68 per gallon, while India's biodiesel price was $851 per metric ton compared to $839 per metric ton with tons sold at 5,286 tons compared to 5,182 tons.

Gross profit for the first quarter of 2019 decreased by $2.2 million to a $0.4 million loss, compared to gross profit of $1.9 million during the first quarter of 2018.

Selling, general and administrative expenses were $4.2 million during the first quarter of 2019, compared to $3.8 million in the first quarter of 2018, primarily driven by an increase in professional fees.

Operating loss was $4.6 million for the first quarter of 2019, compared to operating loss of $2.0 million for the same period in 2018.

Interest expense, excluding accretion of Series A preferred units in the Aemetis Biogas LLC subsidiary, decreased to $6.2 million during the first quarter of 2019 compared to $9.0 million during the first quarter of 2018. Included in interest expense during the first quarter of 2018 was a one-time loan fee charge of $3.6 million. Additionally, our Aemetis Biogas initiative recognized $449 thousand of accretion of the preference payments on its preferred stock.

Net loss decreased to $10.7 million for the first quarter of 2019, compared to net loss of $11.1 million for the first quarter of 2018.

Cash at the end of the first quarter of 2019 was $43 thousand compared to $1.2 million at the close of the fourth quarter of 2018.

About Aemetis

Headquartered in Cupertino, California, Aemetis is an advanced renewable fuels and biochemicals company focused on the acquisition, development and commercialization of innovative technologies that replace traditional petroleum-based products by the conversion of ethanol and biodiesel plants into advanced biorefineries. Founded in 2006, Aemetis owns and operates a 60 million gallons per year ethanol production facility in California’s Central Valley, near Modesto. Aemetis also owns and operates a 50 million gallons per year renewable chemical and advanced fuel production facility on the East Coast of India producing high quality distilled biodiesel and refined glycerin for customers in India, the US and Europe. Aemetis operates a research and development laboratory, and holds a portfolio of patents and related technology licenses for the production of renewable fuels and biochemicals. For additional information about Aemetis, please visit www.aemetis.com.

NON-GAAP FINANCIAL INFORMATION

We have provided non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data. Adjusted EBITDA is defined as net income/(loss) attributable to Aemetis, Inc. plus (to the extent deducted in calculating such net income) interest expense, loss on extinguishment, income tax expense, intangible and other amortization expense, accretion expense, depreciation expense and share-based compensation expense.

Adjusted EBITDA is not calculated in accordance with GAAP and should not be considered as an alternative to net income/(loss), operating income or any other performance measures derived in accordance with GAAP or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a useful performance measure that is widely used within the industry in which we operate. In addition, management uses Adjusted EBITDA for reviewing financial results and for budgeting and planning purposes. EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, expectations for growth in India, the impact that the development of the Dairy Biomethane Digester project and the Cellulosic Ethanol Biorefinery project will have on our business, expected margins at the Cellulosic Ethanol Biorefinery project under development, expectations for uses of EB-5 funding and expectations for receipt of additional EB-5 funding.  Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “showing signs,” “targets,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties. Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol, biodiesel and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2018, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 and in our subsequent filings with the SEC. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.

(Tables follow)

AEMETIS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(unaudited, in thousands except per share data)

	Three months ended
	March 31, 2019	March 31, 2018

Revenues	$41,888	$43,018
Cost of goods sold	42,239	41,152
Gross profit/(loss)	(351)	1,866

Research and development expenses	33	62
Selling, general and administrative expenses	4,241	3,807

Operating loss	(4,625)	(2,003)

Other expense/(income)
Interest rate expense	4,986	4,271
Amortization expense	1,223	4,757
Accretion of Series A preferred units	449	-
Other expense	(623)	68

Loss before income taxes	(10,660)	(11,099)

Income tax expense	7	6

Net loss	$(10,667)	$(11,105)

Less: Net loss attributable to non-controlling interest	(938)	(737)
Net loss attributable to Aemetis, Inc.	$(9,729)	$(10,368)

Net income/(loss) per common share
Basic	$(0.48)	$(0.51)
Diluted	$(0.48)	$(0.51)

Weighted average shares outstanding
Basic	20,367	20,184
Diluted	20,367	20,184

AEMETIS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(unaudited, in thousands)

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$43	$1,188
Accounts receivable	2,075	1,096
Inventories	6,322	6,129
Prepaid and other current assets	1,872	1,898
Total current assets	10,312	10,311

Property, plant and equipment, net	77,994	78,492
Other assets	4,072	3,018
Total assets	$92,378	$91,821

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$16,195	$13,500
Current portion of long term debt	4,643	2,396
Short term borrowings	16,959	14,902
Mandatorily redeemable Series B stock	3,073	3,048
Accrued property taxes and other liabilities	9,015	8,733
Total current liabilities	49,885	42,579

Total long term liabilities	168,327	164,824

Total stockholders' deficit:

Series B convertible preferred stock	1	1
Common stock	20	20
Additional paid-in capital	86,274	85,917
Accumulated deficit	(202,933)	(193,204)
Accumulated other comprehensive loss	(3,518)	(3,576)
Total stockholders' deficit attributable to Aemetis, Inc.	(120,156)	(110,842)
Non-controlling interests	(5,678)	(4,740)
Total liabilities and stockholders' deficit	$92,378	$91,821

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME/(LOSS)
(unaudited, in thousands)

	Three months ended
	March 31,
	2019	2018

Net loss attributable to Aemetis, Inc.	$(9,729)	$(10,368)
Adjustments:
Interest expense	5,214	8,225
Depreciation expense	1,138	1,150
Accretion of Series A stock	449	-
Share-based compensation	290	286
Intangibles and other amortization expense	12	35
Income tax expense	7	6
Total adjustments	7,110	9,702
Adjusted EBITDA	$(2,619)	$(666)

PRODUCTION AND PRICE PERFORMANCE
(unaudited)
	Three months ended March 31,
	2019	2018
Ethanol
Gallons sold (in millions)	16.2	16.1
Average sales price/gallon	$1.68	$1.76

WDG
Tons sold (in thousands)	106.9	102.6
Average sales price/ton	$80	$76

Delivered Cost of Corn
Bushels ground (in millions)	5.6	5.6
Average delivered cost / bushel	$5.20	$4.94

Biodiesel
Metric tons sold (in thousands)	5.2	5.3
Average Sales Price/Metric ton	$839	$851

Refined glycerin
Metric tons sold (in thousands)	1.4	1.2
Average Sales Price/Metric ton	$644	$1,120